Exhibit 4(h)

THIRD MODIFICATION OF INDENTURE

This Third Modification of Indenture, dated March 27, 2006, by and among Synovus Trust Company, N.A., a trust company organized under the laws of the state of Georgia (the “Trustee”), whose corporate trust offices are located in Columbus, Georgia; and 1st Franklin Financial Corporation, a Georgia corporation (the “Company”);

WITNESSETH:

WHEREAS, the Company and a predecessor of the Trustee entered into an Indenture dated as of October 31, 1984, as amended (the “Indenture”), pursuant to which the Company has issued and proposes to issue Variable Rate Subordinated Debentures (the “Debentures”); and

WHEREAS, the original trustee under the Indenture resigned and was replaced by Columbus Bank and Trust Company (“CB&T”), pursuant to that Agreement of Resignation, Appointment and Acceptance dated May 28, 1993;

WHEREAS, the Trustee replaced CB&T as trustee pursuant to the Modification of Indenture dated as of March 29, 1995;

WHEREAS, the Trustee and the Company set forth certain details regarding Trustee’s performance of its duties pursuant to the Indenture, pursuant to a Second Modification of Indenture dated as of December 2, 2004;

WHEREAS, the Trustee and the Company are desirous of setting forth additional details regarding the Trustee’s performance of its duties pursuant to and to clarify certain ambiguities in the Indenture, and this Agreement in no way increases or expands the Trustee’s duties or affects the rights of security holders, but is simply meant to outline certain of the duties currently performed by the Trustee and certain of the actions undertaken by the Company in accordance with the terms of the Indenture; and

WHEREAS, the Company and the Trustee desire to amend the Indenture in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

AMENDMENT OF INDENTURE

Section 1.1 Amendment of Indenture.  Article 3 of the Indenture is hereby modified by adding a new Section 3.07 immediately following Section 3.06, as follows:

3.07  Application.  For the avoidance of doubt, Sections 3.01 through 3.05 of this Article shall not apply in the event of any optional redemption of Securities made at the request of a holder in accordance with the redemption provisions set forth in such Securities.  Any such request by a Security holder may be honored by the Company without requiring the advance notice to the Trustee and the pro rata redemption set forth in this Article.

Section 1.2  Amendment of Indenture.  Section 4.02 of the Indenture is hereby modified by adding a new sentence at the end of such Section, as follows:

Notwithstanding the foregoing, the Company shall not be required to file with the Trustee that information, and those documents and reports, that the Company files with the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 and which is, or are, filed electronically with the SEC through its EDGAR system.

Section 1.3  Amendment of Indenture.  Paragraph (g)(ii) of Section 7.02 of the Indenture is hereby deleted in its entirety and replaced by a new paragraph (g)(ii) as follows:

(ii)   Upon receipt of the Securities, the Trustee shall enter the date, the total value of the Securities and the total number of certificates on the Trustee’s Internal Log Sheet Receipt.  The Trustee’s Internal Log Sheet Receipt is then time-stamped.

Section 1.4 Amendment of Indenture.  Paragraph (g)(v) of Section 7.02 of the Indenture is hereby deleted in its entirety and replaced by a new paragraph (g)(v) as follows:

(v)     The Trustee shall copy the address labels sheet and one outgoing debenture envelope with label and time-stamp it these copies when the envelopes are placed in the outgoing mailbox.

Section 1.5  Amendment of Indenture.  Paragraph (2) of Section 9.01 of the Indenture is hereby deleted in its entirety and replaced by a new paragraph (2) as follows:

(2)

to comply with Section 5.01.

ARTICLE 2.

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REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 2.1   Representations and Warranties of the Company.   The Company hereby represents and warrants that:

(a)

The Company is a corporation validly incorporated and existing under the laws of the State of Georgia;

(b)

The Indenture was validly and lawfully executed and delivered by the Company, and the outstanding Debentures were validly issued by the Company;

(c)

No default or Event of Default or, to the best of its knowledge, any event which with notice or the passage of time or both would constitute an Event of Default under the Indenture, has occurred and is continuing as of the date hereof;

(d)

A registration statement under the Securities Act of 1933, as amended, is currently in effect with respect to the public offering of the Debentures.

ARTICLE 3.

MISCELLANEOUS

Section 3.1   Filings.   The Trustee agrees to cooperate with the Company in its preparation and filing of documents with the Securities and Exchange Commission and any applicable state securities authorities as deemed appropriate by the Company, in connection with this Agreement and the transactions contemplated thereby.

Section 3.2 Definitions.  Terms not otherwise defined in this Agreement shall have the meanings given thereto in the Indenture.

Section 3.3 Counterparts.  This Agreement may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute one and the same instrument.

Section 3.4     Acknowledgment.  As of the date hereof, the Company does not have knowledge of any actual, nor has it been advised in writing of any potential, failure to comply with the terms and conditions or breach by the Trustee of any provision of the Indenture.

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Section 3.5 Preservation of Rights.  Except as expressly provided herein, nothing contained in this Agreement shall in any way affect the obligations or rights of the Company, the Trustee or any Holder under the Indenture.

Section 3.6   Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 3.7   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Trustee, the Company and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

1st FRANKLIN FINANCIAL CORPORATION

By:

/s/ Virginia C. Herring

Name: Virginia C. Herring

Title:

President

[SEAL]

ATTEST:

By:

/s/ Lynn E. Cox

Name: Lynn E. Cox

Title:

Secretary

SYNOVUS TRUST COMPANY, N.A.

By:

/s/ Frazer K. Loomis

Name: Frazer K. Loomis

Title:

Assistant Vice President

[SEAL]

ATTEST:

By:

/s/ Aimie L. Horstman

Name: Aimie L. Horstman

Title:

Trust Officer

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